AGREEMENT

THIS AGREEMENT dated the 10th day of July, 2017,

among:

Christopher Grunder, a businessman with an office located at Falkenstrasse 28, Zurich, Switzerland, 8008.

AND:

sustainable petroelum group inc., a company duly incorporated under the laws of the State of Nevada, having its executive office located at 2316 Pine Ridge Road, 383, Naples, Florida, 34109

(“SPGX”)

AND:

SP group (Europe) AG, a company duly incorporated under the laws of Switzerland, having its executive office located at Falkenstrasse 28, Zurich, Switzerland, 8008

(the “Company”)

WHEREAS:

A.	The authorized capital of the Company consists of 10,000 Shares, of which the following are issued and outstanding as fully paid and non-assessable:

Christopher Grunder	5,500 Shares

SPGX	2,000 Shares

Other Shareholders	2,500 Shares

B.	SPGX acquired its share position in the Company pursuant to the terms and conditions of a share purchase agreement dated July 6th, 2017 between SPGX and Christopher Grunder (the “Share Purchase Agreement”);

C.	SPGX requires, as a condition to the Share Purchase Agreement, that the majority Shareholder and the Company sign and deliver this agreement as part of the closing of the Share Purchase Agreement;

Terms of Agreement

In consideration of the premises and of the mutual covenants and agreements in this agreement, the parties agree each with the others as follows:

Part 1

INTERPRETATION

1.1 Definitions. In this agreement, unless otherwise expressly defined, the following words and expressions will have the respective meanings ascribed to them below:

a.	“agreement” means this agreement and all schedules attached hereto and all amendments made hereto and thereto by written agreement between the Shareholders and the Company.

b.	“Articles” mean the Articles of Incorporation of the Company.

c.	“Board of Directors” or “Board” means the board of directors of the Company from time to time appointed or elected.

d.	“Company” means SP Group (Europe) AG.

e.	“Dividend” means an annual dividend declared by the Board of Directors equal to 100% of the Net Profit.

f.	“Net Profit” means the annual profit of the Company after operating expenses and all other charges, including taxes, interest, and depreciation, have been deducted from the total annual revenue of the Company.

g.	“Shares” means the authorized common shares in the capital of the Company.

Part 2

implementation of agreement

2.1 Purpose. This agreement will govern and define the respective rights, interests, powers, and obligations of each of the Shareholders to each other and to the Company as beneficial owners of Shares.

2.2 Compliance. Each of the Shareholders agrees that insofar as it lies within their power to do so the Shareholder will vote or cause to be voted the Shares in such a way so as to fully implement the terms and conditions of this agreement.

2.3 Scope and Nature. The Shareholders disclaim any intention to create a partnership or joint venture and nothing in this agreement will constitute the Shareholders as partners or joint-venturers or constitute any Shareholder as the agent of any other Shareholder. The Shareholders will not, by virtue of this agreement or their ownership of Shares, be deemed or construed to be carrying on business together.

2.4 Conflict with Articles. In the event of any conflict between the provisions of this agreement on the one hand, and the Articles on the other, the provisions of this agreement will prevail and govern.

Part 3

declaration of dividend

3.1 Declaration of Dividend. Once each calendar year and within 30 days of the Company’s fiscal year-end, the Board shall declare the Dividend payable to the Shareholders.

3.2 Payment of Dividend. Within 60 days of the Company’s fiscal year-end the Company shall deliver payment of the Dividend to the Shareholders. Each Shareholder will be entitled to their portion of the Dividend as follows:

Christopher Grunder	55%

Other shareholders	25%

SPGX	20%

Part 4

general

4.1 Notices. Any notice, payment, direction, or other instrument required or permitted to be given under this agreement will be in writing and may be given by delivering same or mailing same by registered mail or sending same by telegram, e-mail, telecommunication device, or other similar form of communication to the following addresses:

If to: Christopher Grunder

Christopher Grunder

c/o Falkenstrasse 28, Zurich, Switzerland, 8008

E-mail: christopher.grunder@sp-groupag.ch

If to SPGX:

Sustainable Petroleum Group Inc.

c/o 2316 Pine Ridge Road, 383, Naples, Florida, 34109

E-mail: cw@spgroupe.com

If to the Company:

SP Group (Europe) AG

c/o Falkenstrasse 28, Zurich, Switzerland, 8008

E-mail: info@sp-groupag.ch

Any notice, direction or instrument aforesaid will:

(a)	if delivered, be deemed to have been given or made at the time of delivery;

(b)	if mailed by registered mail in Switzerland and properly addressed be deemed to have been given or made on the third day following the day on which it was so mailed; provided that if mailed, should there be, at the time of mailing or between the time of mailing and the actual receipt of the notice, a mail strike, a slowdown or other labour dispute, or a natural catastrophe, which might affect the delivery of such notice by the mails, then such notice will be only effective if actually delivered; and

(c)	if sent by telegraph, e-mail, telecommunication device or other similar form of communication, be deemed to have been given or made on the date following the day on which it was sent.

Any party may give written notice of change of address in the same manner, in which event such notice will thereafter be given to it as above provided at such changed address.

4.2 Governing Laws. This agreement is governed by and construed in accordance with the laws of the Country of Switzerland, and must be litigated in the courts of Switzerland. The parties irrevocably attorn to the jurisdiction of the courts of Switzerland.

4.3 Amendments. This agreement will not be amended except by written agreement signed by all the parties.

4.4 Enurement. This agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, assigns, and legal representatives.

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4.5 Counterpart. This agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one in the same instrument.

IN WITNESS WHEREOF this agreement was executed by the parties hereto as of the day and year first above written.

SIGNED, SEALED and DELIVERED	)
by in the presence of:	)
)
/s/ Witness	)
Signature of Witness	)	/s/ Christopher Grunder
	)	CHRISTOPHER GRUNDER
Print Name	)
)
)
Address	)
)
)
Occupation	)

The Common Seal of	)
Sustainable Petroleum Group Inc.	)
affixed was hereunto in the presence of:	)
)
/s/ Christian Winzenried	)	C/S
CHRISTAIN WINZENRIED, CEO	)

The Common Seal of	)
SP Group (Europe) AG	)
affixed was hereunto in the presence of:	)
)
/s/ Christopher Grunder	)	C/S
CHRISTOPHER GRUNDER, DIRECTOR	)